Exhibit 10.1
Dated June 27, 2007
CANARGO ENERGY CORPORATION
and
VAZON ENERGY LIMITED

MANAGEMENT SERVICES AGREEMENT

1	DEFINITIONS	1

2	ENGAGEMENT	3

3	TERM	3

4	DUTIES	3

5	HOLIDAY/OVERTIME/SICKNESS/INJURY/RESIDENT BASE/ POINT OF ORIGIN/EXPENSES	4

6	REMUNERATION	6

7	TAX COMPLIANCE	6

8	CONFIDENTIALITY	7

9	PROPERTY OF THE COMPANY	7

10	COVENANTS AGAINST COMPETITION	7

11	TERMINATION FOR EVENT OF DEFAULT	8

12	DISCIPLINARY RULES; GRIEVANCE PROCEDURES; HEALTH AND SAFETY	8

13	POST-TERMINATION PROVISIONS	8

14	CONSULTANT’S REPRESENTATIONS AND WARRANTIES	8

15	NOTICE	9

16	AMENDMENTS	9

17	SEVERABILITY	9

18	NO WAIVER	10

19	ENTIRE AGREEMENT	10

20	GOVERNING LAW	10

21	DISPUTE RESOLUTION	10

22	ASSIGNMENT	10

23	INTERPRETATION	10

24	MONETARY TERMS	10

25	COUNTERPARTS	11

EXHIBITS
EXHIBIT 1 Specific Duties of Consultant

i

MANAGEMENT SERVICES AGREEMENT
Dated          2007
between
CANARGO ENERGY CORPORATION, a company incorporated and existing under the laws of Delaware, United States of America (the “Company”)
and
VAZON ENERGY LIMITED (Company Number 32244) a company incorporated and existing under the laws of Guernsey, Channel Islands (the “Consultant”).
WHEREAS:
A.	The Company is engaged in the exploration, development, recovery, production, marketing and sale of oil and gas (“the Business”) throughout the world.

B.	The Consultant has substantial experience in the Business, and is available to render general and specific services of a management, technical, administrative and/or advisory nature with respect to the Business, and is prepared to provide such services as and when needed by the Company.

C.	The Company desires to obtain the services of the Consultant, and the Consultant desires to provide certain services to the Company in the Territory.
NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:-
1	DEFINITIONS

1.1	In this Agreement and the Exhibit hereto, except where the context otherwise requires, the words and expressions set forth below shall have the following meanings:-

“Act” means the Companies (Guernsey) Law 1994, as amended;

“Agreement” means this Management Services Agreement, including Exhibit 1, as the same may be amended, modified or extended from time to time;

“Bank and other Public Holidays” means bank and other public holidays in Guernsey;

“Bonus” has the meaning set forth in Clause 6.3;

“Board” means the board of directors of the Company from time to time;

“Business” has the meaning set forth in the “Preliminary Statements”;

“Change of Control” means the acquisition or series of related acquisitions whether by purchase, transfer, renunciation or otherwise of any interest in the common stock of the Company by a single party if, upon completion of that acquisition or acquisitions, the single party, together with persons acting in concert or connected with him, would hold more than 50 per cent in number of the common stock of the Company;

“Compensation and Nomination Committee” means the Compensation and Nomination Committee of the Board from time to time;

“Confidentiality” has the meaning set forth in Clause 8;

“Confidential Information” means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including any information about, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company/Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Consultant’s Domicile” has the meaning set forth in Clause 5;

“Engagement” means the engagement of the Consultant for the Term by the Company pursuant to this Agreement;

“Event of Default” has the meaning set forth in Clause 12;

“Exhibit” means an exhibit to this Agreement;

“Fees” has the meaning set forth in Clause 6;

“Group” means the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking;

“Group Company” means any company within the Group;

“Section” means a Clause of this Agreement;

“Tax” or “Taxes” has the meaning set forth in Clause 7;

“Term” has the meaning set forth in Clause 3; and

“Territory” means any geographic area in which the Company pursues business activities.

“Working Time Percentage” means the approximate maximum working time of the Chairman on the business of the Company as defined from time-to-time and specified currently in Exhibit 2.

1.2	In this Agreement unless otherwise specified or the context otherwise requires:-

1.2.1	references to this Agreement shall include the Recitals;

1.2.2	words importing any gender shall include the other genders;

1.2.3	words importing natural persons shall include corporations and vice versa;

1.2.4	words importing the singular only shall include the plural and vice versa;

1.2.5	words importing the whole shall be treated as including a reference to any part thereof; and

1.2.6	any word or expression the definition of which is contained in or referred to in the Act shall be construed as having the meaning attributed to it.

1.3	In this Agreement the headings to the Sections are inserted for convenience only and shall not affect the construction of this Agreement.

2	ENGAGEMENT

For and during the Term, and subject to the terms and conditions hereinafter set forth, the Company hereby appoints the Consultant to perform the duties set out herein (including, without limitation, Exhibit 1) and the Consultant agrees to procure that Dr David Robson, currently residing at Concordia, Montville Road, St. Peter Port, Guernsey, GY1 1BQ, Channel Islands, shall serve as the Chairman of the Board of the Company. For the purposes of this Agreement “Chairman” shall be deemed to mean Dr David Robson, acting in the capacity of Chairman of the Board of the Company. The Company agrees that for the purposes of the Company’s length of service definitions, and for benefit schemes, including the Company’s stock option plans, etc., Dr David Robson will be deemed to be a “consultant” of the Company.

3	TERM

3.1	Notwithstanding the date hereof, this Agreement shall commence on the 26th___ June 2007 and shall terminate upon the earliest to occur of:
(i)	either party giving to the other not less than six (6) months written notice to terminate the Agreement, in which case the Agreement shall terminate six (6) months after the receipt of the notice;

(ii)	the liquidation or dissolution of the Company;

(iii)	the mutual agreement of the parties to terminate this Agreement; or

(iv)	the occurrence of an Event of Default.
The period during which this Agreement is in effect shall be known as the “Term”.

4	DUTIES

During the Term, the Consultant will procure that the Chairman will:
(a)	perform to the best of his ability all the duties of the Chairman of the Board, including, without limitation those duties specified in Exhibit 1 and such other functions, being not inconsistent with his position as Chairman of the Board as the Board may require;

(b)	comply promptly with all lawful directions and instructions given by or with the authority of the Board;

(c)	attend and act at any premises of the Company and travel and act in the Territory and such other locations as may be required for the proper fulfilment of his duties, provided such locations are deemed, in the reasonable opinion of the Consultant, do not involve undue risk of kidnap, civil insurrection, war, or other bodily risk.
5	HOLIDAY/OVERTIME/SICKNESS/INJURY/RESIDENT BASE/ POINT OF ORIGIN/EXPENSES

5.1	Holiday Entitlement

5.1.1	The holiday year runs from 1st January to 31st December the same year.

5.1.2	In addition to Bank and other Public Holidays the Chairman shall be entitled to 25 working days holiday (multiplied by the Working Percentage) in every calendar year to be taken at such time or times as may be approved by the Company. If the full holiday entitlement is not taken during calendar year, the holiday entitlement will accumulate thereafter and each day of unused holiday entitlement may, at the request of the Consultant, be bought out at the equivalent of the Chairman’s fee for that year (plus pension contributions), divided by the number of working days in that year.

5.1.3	In the event of extended work during weekends or Bank and other Public holidays, the Chairman shall be able to take an equivalent time off as additional leave in lieu, this to be taken as soon as is possible after the event.

5.1.4	On termination of this Agreement, the Company may require the Chairman to take any unused holidays accrued at that time during any notice period. Alternatively, the Company may, at its discretion, make a payment in lieu of accrued contractual holiday entitlement. The Chairman will be required to make a payment to the Company in respect of any holidays taken in excess of his holiday entitlement accrued at the termination of this Agreement. Any sums so due may be deducted from any money owing to the Chairman by the Company.

5.2	Payment during sickness/injury
(a)	If the Chairman is unable to attend at work by reason of sickness or injury or other unauthorised reason the Chairman must notify (if possible) an Officer of the Company or other representative at his place of work not later than 11.00am on the first day of absence and, in the case of absence of uncertain duration, the Chairman must keep an appropriate person at his place of work regularly informed of the reason for his continued absence and his likely date of return.

(b)	If the Chairman’s absence is due to sickness or injury which continues for more than seven consecutive days (whether or not working days) he must provide the Board with a doctor’s statement from the eighth consecutive day of sickness or injury.

(c)	Immediately following the Chairman’s return to work after any period of absence the Chairman will be required to complete a self-certification form available from his place of work.

(d)	If the Chairman’s absence is due to sickness or injury, the Company will pay any Statutory Sick Pay (“SSP”) in accordance with any relevant statutory provisions in the Consultant’s Domicile. For SSP purposes, qualifying days are Monday to Friday inclusive.

(e)	In addition, in the event of the Chairman being absent from work due to sickness or injury, the Company will pay sick pay to the Chairman as follows:-
(i)	The Fees, minus any SSP paid to the Consultant by the Company, and minus any other State sickness benefit recoverable by the Chairman, will be paid in full for the first 10 weeks absence in any twelve month period;

(ii)	Thereafter, one half of the Fees, minus any SSP paid to the Consultant by the Company, and minus any other State sickness benefit recoverable by the Chairman, will be paid for a further 10 weeks’ absence in the same twelve month period.

(iii)	After a total period of 20 weeks absence in the same twelve month period, then provisions of the sickness and disability insurance cover to be arranged by the Company for the Chairman (as in Clause 6 of the Agreement) shall apply and the only fees which shall be payable by the Company to the Chairman shall be an amount equal to the difference between the amount received by the Chairman under the sickness and disability cover referred to above and the amount which the Chairman would have received had he not been receiving payment under the sickness and disability cover.
5.3	Residence and Point of Origin

For the purpose of this Clause 5, the Consultant’s Domicile shall refer to the Chairman’s place of habitation and shall be located in Guernsey, Channel Islands (“Residence”) and the point of origin shall be the same (“Point of Origin”).

The Company shall provide and pay all costs (multiplied by the Working Percentage) of an office with all necessary equipment and services for the Chairman and Consultant to carry out their duties, and provide for the employment of a suitable Personal Assistant (PA) at the Point of Origin. Accommodation appropriate for a Chairman or person of similar standing will be provided at the Company’s expense for the Consultant for time spent away from Point of Origin. Any travel for the Consultant or Chairman on Company business will be provided by the Company or any costs reimbursed to the Consultant in full, and shall be at an appropriate class of travel and accommodation consistent with the Chairman’s position (business class if available) on short haul routes and first class (if available) if the flight time is in excess of 5 hours, and with the requirements of the duties of the Consultant or Chairman. The Chairman may take with him such staff as required to perform his duties, in similar class of travel if required by the Chairman.

If urgent or difficult travel is required the company shall provide a suitable form of transport to enable the Chairman to carry out his duties in an efficient, timely, safe and effective manner. At the request of the Chairman, the Company shall provide security, close protection and related support to the Chairman and his party.

5.4	Expenses

The Company shall reimburse to the Consultant all out of pocket expenses properly incurred by the Consultant and the Chairman in the course of the Engagement. No expenses shall be reimbursed, however, unless they are incurred in the ordinary course of business and are supported, where possible, by receipts or other appropriate justification.

The Company shall provide the Chairman with appropriate credit cards for such expenses (and if required cash advances).

6	REMUNERATION

6.1	The Company shall pay the following to the Consultant for the Engagement:-
(a)	A Fee to be paid in the Channel Islands (“Channel Islands”) for work performed in the amount of £6,250 per calendar month (the “Fees”) to be paid in advance on the 1st of each month for the duration of the Term (subject to the provisions of this Agreement). These Fees shall be paid to the Consultant either by cheque, or by bank transfer, with the full value of the Fees being received at the Consultant’s bank. The Consultant will advise of bank details from time to time.

(b)	The Company will also pay at the same time as the Fees a monthly contribution to the Consultant for the Chairman’s pension requirements, equal to nine per cent 9% of the Consultant’s Fees.

The Consultant shall also be provided with an insurance policy that will cover the Chairman for a minimum of (a) life insurance with death cover of 4 times the annual Fees (not including Bonus), (b) sickness and disability benefits (permanent health insurance and income protection), and (c) private health care for the Consultant and his family and (d) comprehensive BUPA Travel Insurance.

(c)	The Consultant may also be entitled to payment of a bonus pursuant to the provisions of Clause 6.3.
6.2	Adjustment of the remuneration package outlined in this Clause 6 during the Term will be in an upwards direction only as agreed by the Company and the Consultant and shall be as determined by the Company’s Compensation Committee on at least an annual basis. The remuneration is denominated in Pounds Sterling.

6.3	The Company accepts that work carried out by the Consultant under this Agreement may contribute to significant business progress for the Company, including for example without limitation, the acquisition of new projects, increase of revenue from existing projects, rationalisation of costs, increase in positive cash flow for the Company, successful corporate restructuring, merger, takeover or similar, or some such other event which is positive for the Company (the “Event”), and in these circumstances the Compensation Committee of the Company may cause the Company to pay a discretionary cash bonus to the Consultant in an amount (if any) to be determined by the Compensation Committee which will take into account, inter alia, the value to the Company of the Event.

7	TAX COMPLIANCE

7.1	Compliance with Tax laws

The Company will uses its best efforts to comply with all laws, rules and regulations pertaining to the reporting of the compensation and reimbursable expenses attributable to Consultant’s Engagement in the Territory.

7.2	Consultant’s taxes

The Consultant is responsible for its own taxes. The Consultant undertakes to indemnify and hold harmless the Company in respect of all such taxes.

8	CONFIDENTIALITY

During the Term of this Agreement and at all times thereafter, Consultant shall hold in strict confidence, and shall not disclose to any person or entity any Confidential Information of the Company. For the purpose of this Clause 8, the term “Confidential Information” shall include without limitation, trade information relating to the Company research and development, engineering data, seismic data, surveys, specifications, process formulations, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature which may include design specifications and know-how, in which the Company or its suppliers or distributors have proprietary interests, and all other information pertaining to the business of the Company that is not publicly available. Consultant shall not use such Confidential Information except for the sole benefit of the Company.

9	PROPERTY OF THE COMPANY

Promptly upon the termination of this Agreement, Consultant shall surrender to the Company all written materials (and all copies, extracts and abstracts), all information stored in computer memories or on microfiche, magnetic tape or diskette, that are at the time in his direct or indirect possession or control and that pertain to the business or affairs of the Company.

10	COVENANTS AGAINST COMPETITION

10.1	During the Term, the Consultant has a duty of loyalty to the Company. This duty of loyalty requires that during the Term all of Consultant’s actions be taken with a view toward and for the purpose of advancing the interest of the Company. The Consultant agrees to act in accordance with the Consultant’s duty of loyalty during the Term. In particular, the Consultant will take no action during the Term to interfere with or adversely affect willingly and purposely the Company’s relationship with then existing or prospective customers, clients, suppliers, co-venture, lenders, consultants and professional advisers or otherwise to harm the interest of the Company.

10.2	During the Term, and for a period of one year following the date of termination of this Agreement, the Consultant shall not directly or indirectly induce any employee or consultant of the Company to terminate his or her employment, hire by direct approach any employee or consultant of the Company, or in any way interfere with the relationship of the Company and any employee, consultant, agent or representative. This clause will not apply in the Consultant is approached.

10.3	For a period of one year following the date of termination of this Agreement, the Consultant shall not directly or indirectly solicit or otherwise divert or attempt to divert from the Company any Business or any related business:-
(a)	which is being conducted by the Company pursuant to any binding oil and gas exploration and/or production contract in existence during the Term, or

(b)	which may be conducted by the Company pursuant to any extension or renewal of a contract in existence during the Term, or

(c)	which is the subject of advanced negotiations (that being a signed binding Heads of Terms or similar) between the Company and a potential customer or client during the Term with a view to leading to a contract, in which negotiations the Chairman participated.

10.4	At no time, whether during the Term or at any time thereafter shall the Consultant use the name “CanArgo” or any name likely to cause confusion therewith in the minds of members of the public for the purposes of a business similar to or competing with any business carried on by the Company whether by using such name as part of a corporate name or otherwise.

10.4

11	TERMINATION FOR EVENT OF DEFAULT

Notwithstanding the provisions above, the Company may terminate the Engagement by notice with immediate effect for any of the following reasons (each an “Event of Default”):-
(a)	the Consultant or the Chairman is guilty of dishonesty or of misconduct, including, without limitation, a material breach of the restrictive covenant, guarantee and confidentiality undertaking, or gross incompetence or wilful neglect of duty, or the Consultant or Chairman commits any material breach of this Agreement, including, without limitation, a breach of Clause 8 of this Agreement, other than a breach which is capable of remedy and is remedied forthwith at the Company’s request; or

(b)	the Consultant or Chairman is convicted of a serious criminal offence; or

(c)	the Consultant’s affairs are declared to be an état de désastre or the Consultant becomes bankrupt; or

(d)	the Chairman is incapacitated for twenty six (26) consecutive weeks, or for an aggregate of thirty nine (39) weeks during any period of fifty two (52) consecutive weeks from performing the duties of the Engagement; or
12	DISCIPLINARY RULES; GRIEVANCE PROCEDURES; HEALTH AND SAFETY

12.1	The Consultant acknowledges by the execution of this Agreement that the Chairman will receive a copy of the Company’s Disciplinary Rules and Grievance Procedures.

12.2	The Consultant shall at all times during the course of the Engagement procure that the Chairman conducts himself in the conformity with the laws of Guernsey and shall otherwise perform his duties hereunder in a professional and responsible manner.

13	POST-TERMINATION PROVISIONS

Any provision of this Agreement which contemplates or is capable of operation after the termination of the Engagement shall apply notwithstanding termination of the Engagement for whatever reason.

14	CONSULTANT’S REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to the Company (i) that this Agreement constitutes a valid and binding obligation, enforceable against the Consultant in accordance with its terms; (ii) that neither the execution or delivery of this Agreement nor the performance by the Consultant of any covenants hereunder will constitute a default under any contract, agreement or obligation to which the Consultant is a party or by which the Consultant or any of the Consultant’s properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of the Consultant’s knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or the Consultant’s obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorisation of, or notification to, any governmental entity or any person or entity is required in connection with the execution, delivery or performance of this Agreement by the Consultant.

15	NOTICE

Any notices or other communications required or permitted to be given hereunder or otherwise in connection herewith shall be in writing and shall be sent to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

To the Company:	CanArgo Energy Corporation
PO Box 291
St. Peter Port
Guernsey
GY1 3RR
Telephone: +44 1481 729 980
Facsimile: +44 1481 729 982

To Consultant:	Vazon Energy Limited
PO Box 144
St Peter Port
Guernsey GY1 3HX
Channel Islands
Telephone: +44 1481 729 981
Facsimile: +44 1481 711 086

With a copy to:

Dr David Robson
Concordia
Montville Road
St Peter Port
Guernsey GY1 1BQ
Channel Islands
Telephone: +44 1481 720 248
Such notices or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, cable, telegram; (ii) on the third calendar day after the day of sending if sent by facsimile transmission or telex, Federal Express or other express delivery service or (iii) on the fifth calendar day after the day of sending if sent by registered or certified mail (return receipt requested).

16	AMENDMENTS

Any amendment to the provisions of this Agreement shall be in writing and signed by both of the parties hereto or their duly authorised representatives.

17	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18	NO WAIVER

The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part thereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

19	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties with respect to the Engagement of the Consultant by the Company and supersedes any and all prior understandings, agreement or correspondence between the parties. The Exhibit to this Agreement form an integral part of this Agreement.

20	GOVERNING LAW

This Agreement shall be governed by, and interpreted in accordance with, the laws of Guernsey.

21	DISPUTE RESOLUTION
(a)	The parties agree that if any dispute or claims arises in relation to the Agreement, representatives of each party shall negotiate promptly and in good faith in an attempt to resolve the matter between themselves.

(b)	If the parties are unable to resolve any dispute pursuant to clause 21 (a) above, the matter shall be referred to mediation in accordance with procedures laid down from time to time by the Centre for Dispute Resolution (“CEDR”) within thirty (30) days of one party giving notice to the other that, in its reasonable opinion, no agreement will be reached by them.

(c)	If having followed the process set out in clause 21 (a) and 21 (b), the parties have failed to resolve their dispute or settled their claim, then the parties shall submit to the exclusive jurisdiction of the Guernsey courts.
22	ASSIGNMENT

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by either the Consultant or the Company without the prior written consent of the other.

23	INTERPRETATION

All references to Clauses and Exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the context permits, the singular includes the plural and vice versa and one gender includes any gender.

24	MONETARY TERMS

All amounts expressed in pounds sterling or “pounds sterling” in this Agreement shall mean pound sterling in the United Kingdom.

25	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, this Agreement is executed on June 27th                           2007.

CANARGO ENERGY CORPORATION

By:
Name: /s/ Nils Trulsvik
Title: Director

VAZON ENERGY LIMITED

By:
Name: /s/ Dr David Robson
Title: Managing Director

EXHIBIT 1
Specific Duties of Consultant
Vazon Energy Limited (“the Consultant”) shall, in accordance with Clause 2 of the Management Services Agreement entered into between the Consultant and CanArgo Energy Corporation (“the Company”) provide the services of Dr David Robson to provide the following services as Chairman of the Company:-
  The Chairman will be responsible for chairing of Board Meetings and Stockholder Meetings and will be expected to attend a minimum of four Board Meetings per year, at least two (if held) in person. The Chairman will also have responsibilities, on behalf of the Board, for overseeing the strategic direction of the business and overall corporate strategy however the actual executive implementation of such strategies will be the responsibility of the Chief Executive Officer who will manage, maintain, develop and run the business on a day-to-day basis. The Chairman will also have a duty to oversee political and governmental relations and other high level oil industry contacts, and with an overall responsibility with respect to investor relations strategy and implementation.”

EXHIBIT 2
Working Percentage
The initial working percentage shall be thirty per cent (30%) and this shall be the proportion of office costs which the company shall pay for provision of the Chairman’s office, telecoms, utilities, and office support, and the percentage of holiday entitlement due to the Chairman.